Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-149550) of Fiserv, Inc. of our report dated June 26, 2009 relating to the financial statements of the CheckFree Services Corporation 401(k) Plan, which appears in this Form 11-K as of December 31, 2008 and 2007 and for the year ended December 31, 2008.

/s/ Wipfli LLP

Milwaukee, Wisconsin

June 26, 2009